As filed with the Securities and Exchange Commission on May 16, 2018
Registration No. 333-190584

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
POSTCTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________
Oil States International, Inc.
(Exact name of registrant as specified in its charter)
____________________

Delaware	76-0476605
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Three Allen Center 333 Clay Street, Suite 3460 Houston, Texas 77002
(Address of principal executive offices, including zip code)
____________________

Oil States International, Inc. 2001 Equity Participation Plan Oil States International, Inc. 2018 Equity Participation Plan
(Full title of the plans)

Lloyd A. Hajdik Executive Vice President, Chief Financial Officer and Treasurer Three Allen Center, 333 Clay Street, Suite 4620 Houston, Texas 77002 (713) 652-0582
(Name, address and telephone number of agent for service)
Copies to:
Michael S. Telle
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	[X]	Accelerated filer	[ ]	Non-accelerated filer	[ ]	Smaller reporting company	[ ]
						Emerging growth company	[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [   ]

EXPLANATORY NOTE
Oil States International, Inc., a Delaware corporation (the “Registrant”), filed a Registration Statement with the Securities and Exchange Commission on Form S-8 (File No. 333-190584) (the “Registration Statement”) on August 13, 2013 relating to the offer and sale of 1,200,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) issuable pursuant to the terms of the Oil States International, Inc. 2001 Equity Participation Plan (the “Prior Plan”). A total of 11,300,000 shares of Common Stock were registered for issuance under the Prior Plan (plus an additional 1,876,109 shares made available under the Prior Plan as a result of an adjustment made pursuant to the anti-dilution provision of the Prior Plan in 2014 to reflect the Company's spin-off of Civeo Corporation).
Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement deregisters (i) any shares of Common Stock that, as of May 8, 2018 (the “Effective Date”), are available for issuance under the Prior Plan (and that are not subject to outstanding awards under the Prior Plan as of the Effective Date), and (ii) any shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date that are not vested and/or subsequently expired or forfeited and cancelled, for any reason (collectively, the “Carried Forward Shares”). As of May 8, 2018, there were 1,347,616 Carried Forward Shares. The Registration Statement otherwise remains in effect as to the shares of Common Stock remaining available for offer and sale pursuant thereto.
On May 8, 2018, the stockholders of the Registrant approved the Oil States International, Inc. 2018 Equity Participation Plan (the “2018 Plan”), and the 2018 Plan became effective as of the Effective Date. Pursuant to the terms of the 2018 Plan, no further awards will be made under the Prior Plan on or after the Effective Date, but awards previously granted under the Prior Plan will not be affected by the adoption of the 2018 Plan. Substantially concurrently with the filing of this Amendment, the Registrant is filing a separate Registration Statement on Form S-8 (the “New Registration Statement”), which registers the offering and sale of 2,000,000 shares of Common Stock. In addition, the Carried Forward Shares have been included in the shares reserved for issuance under the 2018 Plan. To the extent any additional shares of Common Stock that remain subject to outstanding awards under the Prior Plan otherwise would have been returned to the Prior Plan after May 8, 2018 on account of the expiration, forfeiture or cancellation without a delivery of shares of such outstanding awards, those shares of Common Stock instead will be included in the reserve of shares of Common Stock for issuance under the 2018 Plan. Accordingly, the Registrant may periodically file additional post-effective amendment(s) to the Registration Statement and additional Registration Statement(s) on Form S-8 in order to carry forward such shares of Common Stock from the Prior Plan to the 2018 Plan for issuance thereunder.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 16, 2018.

Oil States International, Inc.

By	/s/ Lloyd A. Hajdik
Lloyd A. Hajdik
Executive Vice President, Chief Financial Officer and Treasurer
POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Cindy B. Taylor and Lloyd A. Hajdik, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities on May 16, 2018.

Signature	Title

/s/ Mark G. Papa	Chairman of the Board
Mark G. Papa

/s/ Cindy B. Taylor	President, Chief Executive Officer and Director
Cindy B. Taylor	(Principal Executive Officer)

/s/ Lloyd A. Hajdik	Executive Vice President, Chief Financial Officer and Treasurer
Lloyd A. Hajdik	(Principal Financial Officer)

/s/ Brian E. Taylor	Vice President, Controller and Chief Accounting Officer
Brian E. Taylor	(Principal Accounting Officer)

/s/ Lawrence R. Dickerson	Director
Lawrence R. Dickerson

/s/ S. James Nelson, Jr.	Director
S. James Nelson, Jr.

/s/ Robert L. Potter	Director
Robert L. Potter

/s/ Christopher T. Seaver	Director
Christopher T. Seaver

Signature	Title

/s/ William T. Van Kleef	Director
William T. Van Kleef

/s/ Stephen A. Wells	Director
Stephen A. Wells

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